UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 26, 2013

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2013, Solazyme, Inc. (the “Company”) entered into a loan and security agreement with HSBC Bank, USA, National Association (the “Bank”) that provides for a $30.0 million revolving facility (the “Facility”) for working capital and letters of credit denominated in U.S. dollars or a foreign currency. Also on March 26, 2013, the Company drew down approximately $10.4 million under the Facility to repay all outstanding loans plus accrued interest under the SVB Agreement (as defined below). In addition, the Company expects to use a portion of the Facility to support a bank guarantee in connection with the loan agreement entered into by the Brazilian Development Bank and Solazyme Bunge Produtos Renováveis Ltda., the Company’s joint venture with Bunge Global Innovation, LLC and certain of its affiliates, with additional amounts that may be advanced under the Facility to be used for working capital and other general corporate purposes.

The Facility is unsecured unless (i) the Company takes action that could cause or permit obligations under the Facility not to constitute Senior Debt (as defined in the Indenture dated as of January 24, 2013 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee), (ii) the Company breaches financial covenants that require the Company and its subsidiaries to maintain cash and unrestricted cash equivalents at all times of not less than $30 million plus one hundred ten percent of the aggregate dollar equivalent amount of outstanding advances and letters of credit under the Facility, or (iii) there is a payment default under the Facility or bankruptcy or insolvency events relating to the Company.

Advances under the Facility will bear interest at a variable interest rate based on, at the Company’s option at the time an advance is requested, either (i) the Base Rate (as defined in the Facility) plus the applicable Base Rate Margin (as defined in the Facility), or (ii) the Eurodollar Rate (as defined in the Facility) plus the applicable Eurodollar Rate Margin (as defined in the Facility). The Company will pay HSBC an annual fee of two and one-half percent (2.50%) per annum with respect to letters of credit issued. The maturity date of the Facility is March 26, 2015.

In addition to the financial covenants and covenants related to the Indenture referenced above, the Company is subject to customary affirmative and negative covenants and events of default under the Facility including certain restrictions on borrowing. If an event of default occurs and continues, the Bank may declare all outstanding obligations under the Facility immediately due and payable, with all obligations being immediately due and payable without any action by the Bank upon the occurrence of certain events of default or if the Company becomes insolvent.

The foregoing description is only a summary of certain terms and conditions of the Facility and is qualified in its entirety by reference to the Facility, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

Item 1.02	Termination of a Material Definitive Agreement.

On March 26, 2013, the Company drew down approximately $10.4 million under the Facility to repay all outstanding loans plus accrued interest under that certain loan and security agreement, dated as of May 11, 2011, between the Company and Silicon Valley Bank (the “SVB Agreement”). The SVB Agreement terminated on March 26, 2013 upon receipt by Silicon Valley Bank of the payoff amount.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAZYME, INC.

Date: April 1, 2013	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary